Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com
Crane Co. Commences Tender Offer for Merrimac Industries, Inc.
STAMFORD, CONNECTICUT – January 5, 2010—Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, today announced that it has commenced its tender offer for Merrimac Industries, Inc. (AMEX: MRM).
The move represents the next step toward an acquisition first announced on December 23, 2009.
Crane anticipates the acquisition will close in the first quarter of 2010. The cash tender, through Crane Merger Co., a wholly owned Crane subsidiary, is for all outstanding shares of Merrimac common stock at a price of $16.00 per share, without interest and less any applicable withholding or stock-transfer taxes. The tender offer is subject to conditions set forth in the Offer to Purchase, including a minimum share-tender condition and other customary conditions, as described in the merger agreement.
Unless extended, the tender offer and any withdrawal rights to which Merrimac stockholders may be entitled will expire at midnight, New York City time, on Tuesday, February 2, 2010. Following acceptance for payment of shares in the tender offer and completion of the transactions contemplated in the merger agreement, Merrimac will become a wholly owned subsidiary of Crane.
Complete terms and conditions of the tender offer are set forth in the Offer to Purchase, Letter of Transmittal and other related materials filed by Crane and Crane Merger Co. with the SEC on January 5, 2010. In addition, on January 5, 2010, Merrimac filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC relating to the tender offer.
Copies of the Offer to Purchase, Letter of Transmittal and other related materials, including the Solicitation/Recommendation Statement, are available free of charge from BNY Mellon Shareowner Services, the information agent for the tender offer, toll-free at (800) 777-3764 (banks and brokers call collect (201) 680-6579). Mellon Investor Services LLC is acting as depositary for the tender offer.
About Crane Co.
Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems, and Controls. Crane has approximately 10,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.
Special Note:
This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell securities. The tender offer is being made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials that Crane and Crane Merger Co. have filed with the SEC on a Tender Offer Statement on Schedule TO on January 5, 2010. In addition, Merrimac has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer on January 5, 2010. The Tender Offer Statement (and related materials) and the Solicitation/Recommendation Statement contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials may be obtained free of charge from BNY Mellon Shareowner Services, the information agent for the tender offer, toll-free at (800) 777-3764 (banks and brokers call collect (201) 680-6579). In addition, all of those materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s website at www.sec.gov.
Forward-Looking Statements
This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements include the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, Merrimac’s business may experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; that the parties are unable to successfully implement integration strategies; and other risks that are described in Crane’s and Merrimac’s reports filed with the Securities and Exchange Commission, including but not limited to the risks described in Crane’s Annual Report on Form 10-K for its fiscal year ended December 31, 2008 and Merrimac’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009. Crane assumes no obligation and does not intend to update these forward-looking statements.
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